Exhibit 10.90

MANAGEMENT AGREEMENT

between

Florence West Prison L.L.C.,
as Owner

and

Correctional Services Corporation,
as Manager

Dated as of December 1, 2002

33.	Further Assurances	13
34.	Litigation	13
35.	Third Party Rights	13
36.	Nonrecourse Obligation	13
37.	Disclaimer Regarding the Condition of the Property	14
38.	Miscellaneous	14
SCHEDULE 1:	MANAGEMENT FEES

MANAGEMENT AGREEMENT

THIS AGREEMENT, was duly executed as of the 1st day of December, 2002, between Florence West Prison L.L.C., (the “Owner”), an Arizona limited liability company, the sole member of which is Community Finance Corporation, an Arizona non-profit corporation, and Correctional Services Corporation (“Manager”), a Delaware corporation.

WHEREAS, the Owner owns the prison facility known as the Florence West Private Prison (the “Prison”); and

WHEREAS, Owner financed the purchase of the Prison with the proceeds of loan made to the Owner by The Industrial Development Authority of the County of Pinal (the “Issuer”), which issued its “The Industrial Development Authority of the County of Pinal Correctional Facilities Contract Revenue Bonds (Florence West Prison L.L.C. Project), Series 2002A” and “The Industrial Development Authority of the County of Pinal Correctional Facilities Contract Revenue Bonds (Florence West Prison L.L.C. Project) Series 2002B (Taxable)” (jointly, the “Bonds”) pursuant to that certain Trust Indenture between the Issuer and National Bank of Arizona, as Trustee, dated as of December 1, 2002 (the “Trust Indenture”) in order to provide financing for, among other things, the purchase by the Owner of the Prison;

WHEREAS, the Manager has entered into Contract No. 020049DC (the “Contract”) with the State of Arizona Department of Corrections (the “Department”) for the Provision, Operation, and Management of a Secure Private Prison and has agreed to operate and manage the Prison pursuant to Arizona Revised Statutes § 41-1609 et seq (the “Act”), which governs private prisons in the State of Arizona, RFP Number 020049DC and the Contract; and

WHEREAS, it is the intent of the parties hereto that the Department maintain a high level of oversight and control in the operation and management of the Prison; and

WHEREAS, to that end, in the event of a conflict between the terms of the Contract and the terms hereof, the terms of the Contract will prevail; and

WHEREAS, subject to the terms of this Agreement, the Owner may not terminate or replace the Manager without the prior written consent of the Department; and

WHEREAS, the Department may elect to terminate the services of the Manager and manage the facility itself, provided that the Department makes all payments required by Section 5.04 of the Indenture with the exception of payments required under the FIFTH, SEVENTH, ELEVENTH AND TWELFTH paragraphs of Section 5.04 of the Indenture;

WHEREAS, the Department has the option at any time during the initial term of the Contract, or any renewal thereof, to purchase the Prison in accordance with the terms of the Contract; and

WHEREAS, Manager is in the business of managing prisons and desires to provide management services to the Owner in connection with the operation of its Prison pursuant to the Contract; and

WHEREAS, the Owner regards Manager’s expertise and experience to be critical to the successful operation of the Prison in the manner contemplated by the Contract, and the Owner desires to obtain the services of Manager to assist in the operation of the Prison;

WHEREAS, the Manager shall have the ultimate responsibility for the operation and management of the Prison, and shall be responsible for all interaction with the Department in matters relating to performance under the Contract.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual covenants contained herein,

IT IS AGREED AS FOLLOWS:

1.           Common understandings.   Manager and the Owner both acknowledge the following as of the date of this Agreement:

(a) This Agreement and the rights and obligations of the parties hereunder shall be subject to the terms, provisions and conditions of the Contract. In the event of a conflict between the terms of the Contract and the terms hereof, the terms of the Contract will prevail.

(b) The Prison will be a prison as described in the Contract, and Manager shall maintain in full force and effect any licenses, certifications or permits required for the operation of the Prison.

(c) The Manager shall have the authority and responsibility to make contracts and leases for the procurement of services, equipment and supplies and for operation of the Prison, subject to any limitations set forth in the Contract.

(d) Manager needs to have considerable discretion in the exercise of its responsibilities under this Agreement in order to manage the Prison. Subject to the limitations expressly set forth in this Agreement or applicable by law, therefore, Manager shall be entitled to fulfill its obligations hereunder in the manner that it determines is appropriate or necessary within the policies established by the Department and in a manner consistent with the Contract.

(e) The Manager shall be solely responsible for the establishment of, and shall establish, policy and procedures for the Prison in a manner consistent with the policies of the Department and consistent with the terms of the Contract.

(f) Capitalized terms used herein without further definition shall have the meanings assigned to such terms in the Trust Indenture.

2.            Management Services.   Manager will manage and operate the Prison subject to the terms of this Agreement and in a manner consistent with the Act, which governs private prisons in the State of Arizona, RFP Number 020049DC and the Contract Manager shall provide or ensure the provision of the following services in connection with the Prison and its operations:

(a) Business administration, including budgeting, financial and other recordkeeping, audits, and regulatory compliance;

(b) Acquisition of instructional materials, equipment, and supplies;

(c) All maintenance (including cleaning services), repair and replacement of Prison facilities and equipment;

(d) Management of Prison affairs, including implementation of policies affecting prisoner welfare and safety, and visitor relations;

(e) Food service required by the Contract;

(f) Transportation services required by the Contract;

(g) Other special prisoner services required by the Contract;

(h) Payment of all utilities, taxes, and assessments on the Prison and equipment;

(i) Conduct of grievance procedures and due process hearings required by law; and

(j) All other services required in the Contract.

In consideration of the provision of the services described above, Manager shall be paid a management fee.

3.            Term.   This agreement shall be effective as of the 20th day of December, 2002, and shall continue in effect for ten (10) years from such date or until the earlier termination of this Agreement in accordance with the provisions of paragraph 20 hereof. This agreement may be renewed at the direction of the Department for up to two (2) consecutive terms of five (5) years each beyond the initial 10-year term if the Department elects to renew and extend the Contract.

4.            Personnel.   Except as otherwise required by law, all personnel engaged to operate the Prison shall be employed or otherwise contracted for by Manager. Such personnel shall include, without limitation, guards, guards’ aides, administrators, and facilities maintenance staff. Manager shall pay all personnel costs, including but not limited to compensation, employment taxes, worker’s compensation and employee benefits, for employees employed by Manager at the Prison. Personnel employed by Manager at the Prison who are issued firearms shall be trained in accordance with the standards of the Department and must comply with applicable laws, rules, and regulations of the Department and the State of Arizona. Each employee shall be recruited and hired by the Manager in accordance with the requirements set forth in Section 2.10 (Scope of Work - Program Requirements) of the Contract and in accordance with all applicable federal and state law. Subject to any limitations imposed by the Contract or by applicable law, Manager shall make all decisions regarding hiring, compensation, termination of employment, assignments, and discipline of such personnel in its sole discretion.

5.            Approvals.   For purposes of any approvals required to be given by Owner, approval may be given from time to time by such person or persons as may be designated in a written instrument signed and dated by the sole member of the Owner and delivered to Manager. Each such designation shall remain in effect until it is expressly revoked in a written instrument signed and dated by the sole member of the Owner and delivered to Manager. Manager shall be entitled to rely on any such designation that Manager believes in good faith to meet the requirements of this Agreement. The person authorized to provide approvals on behalf of the Owner as of the date of this Agreement and until such time of change is Gary Molenda.

6.            Purchase of the Prison by the Department.   Should the Department exercise its option to purchase the Prison pursuant to the Contract, the Manager shall be responsible for taking all necessary steps, at its cost, to ensure that all responsibilities of the Owner, as the owner and seller of the Prison, under Section 2.9.7 - Solicitation No. 020049DC (Scope of Work) of the Contract are fulfilled, prior to the transfer of the Prison by the Owner to the Manager. Upon transfer of the Prison to the Manager by the Owner, the Manager will simultaneously (i) transfer the Prison to the Department in accordance with the provisions of Section 2.9.7 – Solicitation No. 020049DC (Scope of Work) of the Contract, and (ii) transfer the purchase price to the Trustee for application in accordance with Section 3.05 of the Indenture.

7.            Equipment and Supplies.   Manager shall acquire or provide all equipment and supplies necessary for the operation of the Prison; provided however that the Owner shall provide to Manager and make available for Manager’s use in connection with the operation and management of the Prison during the entire term of this Agreement all of the items of furniture, fixture and equipment owned by the Owner and presently located at the Prison. Except as otherwise agreed by the parties in writing, as between the Owner and Manager, all such equipment and supplies shall be the property of the Owner, subject to the rights and interests of the Department therein as provided in the Contract.

8.             Financial Matters.

(a) Funds. The Manager hereby agrees that, for so long as any Bonds remain outstanding under the Trust Indenture, any and all revenues income and receipts of any nature in any form, derived from the operation and management of the Prison (“Prison Revenues”) shall be deposited in the Revenue Fund established under the Trust Indenture, as and when received consistent with the Assignment Agreement by and between Manager and Trustee, and shall be disbursed by the Trustee as provided in the Trust Indenture.

The Manager shall have the right to requisition funds from the Operating Costs Fund, the Operation and Maintenance Reserve Fund and the Major Maintenance Fund in

accordance with the terms of the Trust Indenture in order to pay for the costs of operating, managing, repairing and maintaining the Prison. The amount of $1,850.00 and the Borrower’s pro-rated portion of the Member’s ordinary operating expenses shall be paid to the Owner monthly as part of the Operating Costs prior to the payment of any management fees to the Manager for administration and financial reporting costs expected to be incurred by the Owner related to its ownership of the Project.

(b) Liability for revenue shortfalls or unbudgeted expenses. If Prison Revenues received in any month are insufficient to pay the Operating Costs for the Prison, the Manager will continue to operate the Prison under this Agreement and shall provide for the payment of any shortfalls from the Operation and Maintenance Reserve Fund in accordance with the Trust Indenture. If the Operation and Maintenance Reserve shall be depleted, then the Manager shall advance its own funds to cover any shortfalls between Prison Revenues received and Operating Costs for the Prison. The Owner shall have no obligation, responsibility or liability for any Operating Costs associated with the Prison. In the event that there shall be insufficient Prison Revenues available, either from the Operating Costs Fund or the Operations and Maintenance Reserve Fund established under the Trust Indenture, to pay for the Operating Costs of the Prison, and the Manager shall advance its own funds to cover any resulting shortfall, such shortfalls shall accumulate and shall be reimbursed to the Manager in accordance with the Trust Indenture if and to the extent that funds become available for the payment of such accumulated shortfalls.

(c) If, for any reason, during the term hereof (i) the Bonds shall be defeased in full and no Bonds shall be outstanding, (ii) the Owner shall continue to be the owner of the Prison and (iii) the Contract shall remain in force, the Owner and Manager shall negotiate in good faith an appropriate amendment to the foregoing provisions of this Section 8 and Section 9 below, to provide for appropriate provisions related to the cost of operating the Prison and for the payment of a management fee to the Manager.

9.            Payment for Services.   Subject to the availability of funds, the Manager will be entitled to receive, a periodic fixed fee (the “Management Fee”) for its services hereunder during each December 15 – December 14 during the term of this Agreement (a “Period”) (except for the first Period which shall be for services rendered from December 17, 2002 – December 15, 2003). THE MANAGER UNDERSTANDS AND AGREES THAT ITS MANAGEMENT FEE IS NOT GUARANTEED AND THAT IT SHALL BE PAYABLE ONLY TO THE EXTENT THAT THERE SHALL BE SURPLUS PRISON REVENUES FOLLOWING THE PAYMENT OF DEBT SERVICE ON THE PRISON, OPERATING COSTS AND THE OTHER FEES AND EXPENSES HAVING A PRIORITY OVER THE PAYMENT OF MANAGEMENT FEES TO THE MANAGER AS PROVIDED FOR IN THE TRUST INDENTURE. Such periodic fixed management fee shall be paid in twelve equal monthly installments on the fifteenth calendar day of each month during such Period, commencing January 15, 2003, as provided in Schedule 1. The Management Fee for subsequent Periods shall be determined by applying the West Urban Consumer Price Index (based on the preceding calendar year) or 4%, whichever is greater, to the Management Fee for the immediately preceding Period.

In the event that there shall be insufficient funds available to pay the Manager its Management Fee in any given month, any shortfall in the payment of the Management Fees to the Manager shall accumulate and shall be reimbursed to the Manager in accordance with the Trust Indenture if and to the extent that funds become available for the payment of accumulated arrearages in the payment of the Management Fee.

10.           Intellectual Property.   As between Manager and the Owner, all rights of any nature, including, without limitation, any copyrights and any trademark or service mark rights (together with any goodwill appurtenant thereto) (“Rights”) in and to prison or administrative materials created by Manager, and all rights in and to materials created, adapted or modified by Manager for use in connection with the Prison, shall be owned exclusively by Manager. As between Manager and the Owner, all Rights in and to materials created, adapted or modified by Owner employees for use in connection with the Prison, shall be owned exclusively by the Owner. As between Manager and the Owner, all Rights in and to materials created, adapted or modified jointly by Owner employees and Manager for use in connection with the Prison shall be owned jointly by the Owner and Manager and shall be used solely in connection with the operation of the Prison during the term of this Agreement, except as otherwise agreed in writing by the Owner and Manager. Without limiting any of the foregoing, however, Manager hereby grants to the Owner a non-exclusive license, for the term of this Agreement, of the Rights in and to all prison and administrative materials owned by or licensed to Manager and used in connection with the Prison; provided, however, that such license shall extend only to such uses as are necessary for the operation of the Prison and shall not permit any publication, re-sale, sub- license, distribution or other use of such materials for any other purpose.

11.           Insurance.   Beginning not later than December 20, 2002, and thereafter during the term of this Agreement, Manager will provide an adequate plan of insurance specifically including coverage or insurance for civil rights claims and liabilities as approved by the State of Arizona’s Department of Administration Risk Management Unit. Further, the Manager will purchase and maintain insurance and cause its subcontractors to purchase and maintain throughout the term of this Agreement, all insurance coverages by insurers acceptable to the Department as required by 12.34 (Special Terms and Conditions) of the Contract and Section 2.02(bb) of the Loan Agreement, including insuring the value of the Prison at 100% replacement cost. The Manager shall comply with all provisions of the Contract with respect to performance bonds, insurance and indemnification.

The cost of such insurance and performance bond will be included in and paid by the Manager from the Operating Costs. Upon request of the Owner, Manager will provide evidence satisfactory to the Owner of such insurance, including without limitation a certificate of insurance copy of such insurance policy or performance bond.

The Owner and its sole member, Community Finance Corporation, and the Trustee, shall be named as an additional insured under all liability insurance policies purchased and maintained by the Manager, and the Trustee and ACA Financial Guaranty Corporation (“ACA”) shall be named as insured mortgagees and loss payees, as their interests may appear, on all property and casualty insurance policies consistent with the requirements of the Loan Agreement.

12.           Cooperation.   The Owner agrees to cooperate with Manager in filing all forms, notification, reports and information in obtaining all consents, authorizations and approvals required or desirable in connection with this Agreement. The Owner agrees to act promptly in the event of an emergency or in the event that a major decision with respect to any aspect of the Prison must be made immediately. The Owner also agrees to enter into agreements and grant Contracts, either solely or in conjunction with Manager, when necessary because of the Owner’s property ownership or Owner status.

13.           Records.   (a) Manager shall keep current, complete and accurate books, accounts and records in connection with the operation and management of the Prison. The original records necessary for the operation and management of the Prison shall be the property of the Owner, but shall be in the possession of Manager during the term of this Agreement. Manager and the Owner shall both be entitled to copies of such records at any time. All books, accounts and records shall be retained in accordance with Manager’s record retention policy, subject to the requirements set forth in the Contract.

(b) Within one hundred (100) days of the end of the Manager’s fiscal year, a copy of the audited financial statements of the Manger (with the supplemental information regarding the Project) and within forty-five (45) days after the close of each quarter of the Manager’s fiscal year, a copy of the unaudited financial statements of the Manager shall be sent to ACA Financial Guaranty Corporation, 140 Broadway, 47 Floor, New York, New York 10005, Attention: Surveillance.

(c) ACA shall have the right to receive such additional information as it may reasonably request.

(d) The Manager will permit ACA to discuss the affairs, finances and accounts of the Manager or any information ACA may reasonably request regarding the security for the Bonds with appropriate officers of the Manager, and will grant ACA access to the facilities, books and records of the manger on any business day upon reasonable prior notice.

(e) Not later than fifteen (15) days following each June 30 and December 31, a report (including supporting calculations), together with a certificate signed by an authorized officer of the Manager, which confirms compliance with all covenants required to be satisfied by the Manager for such fiscal period and states whether any event of default under the Management Agreement (or event that with the giving of notice or passage of time would constitute such an event of default) has occurred and is continuing as of the date of such certificate.

14.           Confidentiality.   Manager shall maintain all confidential personnel and prisoner records in the manner required by law and shall obtain all necessary approvals and consents for access to such records. The Owner agrees to cooperate with and assist Manager in obtaining such approvals and consents.

15.           Grievances.   Manager shall be responsible for conducting all grievance or complaint procedures and due process hearings to which prisoners, guards, or others may be entitled by law or pursuant to policies approved by the Department.

16.           Representations and Warranties of Manager.   Manager represents and warrants that it is a Delaware corporation in good standing and that it has applied for and has obtained a certificate of authority to conduct activities in Arizona and that the undersigned has full corporate authority to execute this Agreement on behalf of Manager; and that the performance of the terms and conditions of this Agreement will not constitute a violation of the governing documents or other contracts or obligations of Manager.

17.           Representations and Warranties of Owner.   The Owner represents and warrants that it is an Arizona limited liability company; that the sole member of the Owner is an Arizona nonprofit corporation; that the performance of the terms and conditions of this Agreement will not constitute a violation of the articles of organization, operating agreement, governing documents or other contracts or obligations of the Owner.

18.           Indemnification.

(a) Indemnification by Manager of the Owner. Manager shall defend in any action at law, indemnify and hold the Issuer, the City of Florence, the County of Pinal, the State of Arizona, the member of Owner, the Owner and/or their attorneys, director, supervisors, officials, agents, advisors, and employees (the “Indemnified Parties”) harmless for and against:

(i) Claims arising from:

(A) A breach or default on the part of the Manager in the performance of this Agreement;

(B) A claim or loss for services rendered by Manager, or by any person or firm performing or supplying services, materials or supplies in connection with the performance of this Agreement;

(C) A claim or loss to any person injured or property damaged from the acts or omissions of Manager, its officers, agents, or employee in the performance of this Agreement;

(D) A failure by Manager, its officers, directors, agents, or employees to observe the Constitution, laws, regulations, ordinances or orders of the United States, the County of Pinal, and the State of Arizona; and

(E) A claim or loss resulting from an act or omission of inmates proximately caused or permitted by Manager’s negligent management or operation of the Prison.

(ii) Costs, reasonable attorney’s fees, expenses, and liabilities incurred in or about such claim, action, or proceeding brought thereon.

(iii) Any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, consultants fees, investigations and laboratory fees, reasonable attorney’s fees, expenses and remedial costs), suits, costs of any settlement or judgements and claims of any and every kind whatsoever which may now or in the future be paid, incurred or suffered by or asserted against the Indemnified Parties, the Department or by any person or entity or governmental agency for and a result of Manager’s actions, the presence on, or the escape, seepage, leakage, spillage, discharge, emission or release from the Prison of any Hazardous Materials or Hazardous Materials Contamination or arise out of or result from the environmental condition of the Prison or the applicability of any of any state or federal laws relating to Hazardous Materials (including, without limitation, CERCLA or any so-called federal, state or local “Superfund” or “Superlien” laws, statute, law ordinance, code, rule, regulation, order or decree) (collectively, “Hazardous Materials Laws”).

Said indemnification shall not be applicable to any claim, injury, death or damage to property arising out of any act or omission on the part of the Indemnified Parties or independent contractors (other than Manager) who are directly responsible to the Owner. Further said indemnification will not be applicable to any and all events, circumstance, or occurrences which occur at the Prison after the expiration of this Agreement.

In case any action or proceeding is brought against the Indemnified Parties by reason of any above listed claim, Manager, upon notice, shall defend against such action. Notice under this section shall be given to Manager within thirty (30) days of receipt of same. Neither the Manager nor the Owner will enter into any settlement with respect to any claim without first obtaining approval of the other parties.

(b) Indemnification of Manager by the Owner. The Owner shall indemnify and hold Manager, its officers, directors, attorneys, advisors, agents and employees harmless for and against:

(i) A breach or default on the part of the Owner in the performance of this Agreement;

(ii) A claim or loss to any person injured or property damaged from the acts or the omissions of the Owner, its officers, directors, agents, attorneys, advisors, or employees (other than Manager and its directors, officers, agents or employees) in the performance of this Agreement; and

(iii) A failure of the Owner, its officers, directors, attorneys, agents, advisors, or, employees to observe the laws of the United States and of the State of Arizona.

19.           Dispute Resolution.   Any and all disputes or claims between the parties arising out of or relating to this Agreement shall be submitted to binding arbitration before a panel of three arbitrators in Arizona under the rules of the American Arbitration Association. The parties further agree to faithfully observe this Agreement and such rules, and to abide by and perform any arbitration award rendered by the arbitrators, and that a judgment of the court having jurisdiction may be entered on the award.

20.           Termination.   Notwithstanding anything contained herein which may be inconsistent or imply the contrary, this Agreement may not be terminated and the Manager may not be replaced by the Owner without the prior written consent of the Department (with a copy to ACA). The Manager shall not be terminated until a replacement Manager approved by the Department has been engaged or the Department elects to manage the Prison itself. Subject to such limitations, this Agreement may be terminated under the following circumstances:

(a) By the Owner at any time beginning October 29, 2012, without penalty or need to show cause provided that the Agreement unless this Agreement is renewed at the direction of the Department in accordance with Section 3 hereof;

(b) In the event of the breach of a material term of this Agreement, by the non-breaching party if the breach is not cured within 45 days after the breaching party receives written notice of the breach from the other party;

(c) [Reserved];

(d) By either party, immediately upon receipt of notice by the other party if the Contract has been revoked or has expired without renewal and no reasonable basis for further administrative appeal remains;

(e) By Manager (with a copy to ACA), within 90 days after the Owner’s or Manager’s receipt of written notice of:

(i) the enactment, adoption, repeal, amendment, or judicial or administrative interpretation, of any federal, state or local law, regulation or court order, or any collective bargaining agreement or other contract; or

(ii) the decision of any governmental agency not to distribute any funds included as revenue in a Budget approved by the Manager that has or will have a material adverse impact on the Prison or on Manager’s authority to perform its obligations under this Agreement, and the Manager fails to eliminate such adverse impact.

(f) [Reserved]

(g) By mutual written consent of the parties (with a copy to ACA).

Notwithstanding anything herein which may be inconsistent or to the contrary, this Agreement shall terminate upon the consummation by the Department of a purchase of the

Prison pursuant to the purchase option in the Contract, upon the election by the Department to manage the Prison itself pursuant to its rights under Section 2.9.7.18 (Scope of Work – Program Requirements) of the Contract, or if the Department shall elect at any time to terminate the Contract.

21.            Effect of Termination.   Subject to Section 20 hereof, in the event this Agreement is terminated by either party for any reason, Manager shall be under no further obligation to begin, continue or complete any undertakings or activities contemplated by this Agreement. The termination of this Agreement shall in no way affect or impair any right which has accrued to either party hereto prior to the date when such termination shall become effective. In order to facilitate an orderly transition, the parties agree that in the event of any such termination, the parties shall reasonably cooperate with each other to develop a mutually agreeable transition plan to assure minimal disruption in the Prison.

22.            Amendment.   This Agreement may be amended only by a written instrument executed on behalf of both Manager and the Owner, with prior approval of the Department (with a copy to ACA).

23.            Force Majeure.   Notwithstanding any other provision of this Agreement, neither party hereto shall be liable for any delay in performance or inability to perform due to acts of God or the public enemy, war, riot, embargo, fire, explosion, sabotage, flood, accident; or without limiting the foregoing any circumstances of like or different character beyond its reasonable control; or labor trouble from whatever cause arising; or compliance with any order, direction or request of any governmental officer, deputy or agency.

24.            Relationship of the Parties.   The relationship of Manager and the Owner hereunder shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency or partnership or any relationship other than that of independent contractors. Manager and the Owner acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any interest in or control over the business of the other.

25.            Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws of Arizona without giving effect to the principles of conflict of laws.

26.            Entire Agreement.   This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

27.            Notices.   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand, (ii) sent by overnight courier service, or (iii) sent by certified or registered mail, postage prepaid, return receipt requested, to the party to whom such notice is intended to be given at the addresses set forth herein. Any notice delivered in the manner provided above will be deemed given at the time of receipt. Until changed by notice in the manner provided above, the addresses of the parties are as follows:

To the Owner:	Florence West Prison L.L.C.
% Community Finance Corporation
186 East Broadway Blvd.
Tucson, AZ 85701
Attention: Gary Molenda
Telephone: (520) 623-3377
Facsimile: (520) 624-1728

To the Manager:	Correctional Services Corporation
Suite 1000
1819 Main Street
Sarasota, FL 34236
Attention: Jim Slattery
Telephone: (941) 953-9199
Facsimile: (941) 953-9198

To ACA:	ACA Financial Guaranty Corporation
47th Floor
140 Broadway
New York, New York 10005
Attention: Surveillance
Telephone: (212) 375-2000
Facsimile: (212) 375-2100

28.            Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one original.

29.            Invalidity.   If any provision of this Agreement, including without limitation any grant of authority by the Owner to Manager, is held to be invalid, unlawful or unenforceable, such provision shall be revised or applied in a manner that tenders it valid, lawful and enforceable to the fullest extent possible. In such event, the parties agree to use their best efforts to revise or apply such provision in accordance with the intent of this Agreement. The invalidity of any particular provision of this Agreement shall not affect any other provision hereof.

30.            Assignment.   Except as provided below, neither Manager nor the Owner shall assign any of its rights or obligations hereunder without the prior written consent of the Department; provided, however, that Manager may, without the consent of the Owner, assign or subcontract the performance of (but not responsibility for) any duties and obligations of Manager hereunder in a manner consistent with the Contract as provided above. The Manager may, upon 60 days notice to, but without the consent of, the Owner, assign all of its rights and obligations hereunder to any entity with the prior written approval of the Department. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors, heirs and assigns of the respective parties hereto.

31.            Waiver.   No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision. No such waiver shall be binding unless it is in writing and no waiver will be held to continue unless otherwise expressly stated by the party waiving the provision.

32.            Survival.   The provisions contained in paragraphs 8(c) (Liability for Revenue Shortfalls or Unbudgeted Expenses), 9 (Payment for Services), 10 (Intellectual Property), 18 (Indemnification), and 21 (Effect of Termination), shall survive the termination of this Agreement and remain in full force and effect.

33.            Further Assurances.   In order to more fully assure each party of the benefit of contracting hereunder, each party agrees to deliver to the other party such confirmations of fact, records, certificates, instruments of assignment and other documents and things as may be reasonably requested by the other party to carry out the purposes of this Agreement.

34.            Litigation

(a) Prior Occurrences. The Manager shall remain solely responsible for any losses or costs resulting from litigation pending at the time this Agreement becomes effective or for lawsuits arising thereafter relating to events or conditions which occurred or existed prior to the effective date of this Agreement. Owner agrees to cooperate with the Manager in the defense of such suits, if any.

(b) Post Conviction Actions. Owner shall not be responsible for defense of any post conviction action, including appeals and writs of habeas corpus filed by any inmate challenging the underlying judgement of conviction or the administration of the sentence imposed.

35.            Third Party Rights.   The Department is hereby specifically named as a third party beneficiary to this Agreement. The parties hereto expressly acknowledge that the Department shall maintain a high level of control over the operations and management of the Prison. To that end, (i) to the extent of any conflict between the terms of this Agreement and the terms of the Contract, the terms of the Contract will prevail; (ii) subject to the terms of this Agreement, the Owner may not terminate or replace the Manager without the prior written consent of the Department; and (iii) no amendment to or modification of the terms of this Agreement shall be valid or effective unless and until approved by the Department. The provisions of this Agreement are otherwise for the sole benefit of the parties hereto and shall not be construed as conferring any rights to any other person other than ACA as specified herein.

36.            Nonrecourse Obligation.   Any obligations of the Owner hereunder are nonrecourse and are limited solely to moneys received by the Trustee pursuant to the Contract, or through funds made available pursuant to the Indenture or any insurance policies.

37.          Disclaimer Regarding the Condition of the Property.

MANAGER HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PRISON, AND IS AND WILL BE RELYING SOLELY ON ITS OWN INSPECTION OF THE PRISON IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT. MANAGER SHALL ASSUME THE RISK THAT ADVERSE MATTERS CONCERNING THE PRISON MAY NOT HAVE BEEN REVEALED BY MANAGER’S INSPECTION OF THE PRISON. OWNER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS CONCERNING OR WITH RESPECT TO THE PRISON DESCRIBED HEREIN, INCLUDING COVENANTS, AGREEMENTS, OR GUARANTIES CONCERNING (A) THE NATURE, QUALITY OR CONDITION OF THE PRISON OR ANY OF THE FIXTURES OR EQUIPMENT THEREIN; (B) THE SUITABILITY OF THE PRISON OR ANY OF THE FIXTURES OR EQUIPMENT THEREIN FOR ANY USE OR PURPOSE; OR (C) THE MERCHANTABILITY OF THE PRISON OR ANY OF THE FIXTURES OR EQUIPMENT THEREIN. MANAGER HEREBY ACCEPTS THE PRISON DESCRIBED IN ITS EXISTING CONDITION, “AS IS,” WITH ALL FAULTS AND DEFECTS OF ANY NATURE WHATSOEVER. MANAGER SHALL NOT HAVE ANY RIGHT TO RECOURSE AGAINST OWNER ON ACCOUNT OF ANY LOSS, COST OR EXPENSE SUFFERED OR INCURRED BY MANAGER WITH REGARD TO ANY OF THE PRECEDING MATTERS.

38.          Miscellaneous.   The recitals and preamble to this Agreement are a substantive part hereof and shall be interpreted and given effect as such and are incorporated into this Agreement by this reference.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Manager: CORRECTIONAL SERVICES
CORPORATION

By: /s/ James F Slattery
Name: James F Slattery
Title: President

Owner: FLORENCE WEST PRISON L.L.C.

By: Community Finance Corporation, an

By: ________________________________
Name: ______________________________
Title: _______________________________

 [SIGNATURE PAGE TO MANAGEMENT AGREEMENT]

               IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Manager: CORRECTIONAL SERVICES CORPORATION

By: ______________________________________
Name: ____________________________________
Title: _____________________________________

Owner: FLORENCE WEST PRISON L.L.C.

By:	Community Finance Corporation, an
Arizona nonprofit corporation, its sole
member

By:	/s/ Michael S. Hammond
Name:	Michael S. Hammond
Title:	President

[SIGNATURE PAGE TO MANAGEMENT AGREEMENT]

	SCHEDULE 1

	MANAGEMENT FEES

Period	Number of Inmates	Management Fee

December 17, 2002
to
December 14, 2003	1 – 600	$3,552,728
	601 – 650	$3,706,858
December 15, 2003
to
December 14, 2004,	651 – 700	$3,860,988
and subsequent	701 – 750	$4,015,118
Periods thereafter